Press Release

E.ON has successfully implemented the transfer of approximately €11.5 billion of innogy bonds

•	Holders of innogy bonds had been offered E.ON SE as new debtor or guarantor

•	99.95 percent of all innogy bonds have successfully been transferred in Germany’s largest liability management ever

•	E.ON has now fully centralized innogy’s financing activities as part of the integration process

After launching Germany’s largest liability management exercise in August 2020, E.ON has now completed the transaction to harmonize the Group’s funding structure.

In a complex, multi-step process, 17 bonds were transferred on the basis of the German Bond Act while two bonds underwent exchange offers. An outstanding 99.95 percent of the total principle has ultimately been transferred. All bonds transferred now fully benefit from E.ON’s credit ratings and transparent group financial reporting. In turn, all innogy rating contracts have been terminated.

E.ON’s CFO Marc Spieker: “The positive feedback we received from investors clearly suggests that we are following the right principles in our creditor relationship and showed that investors can count on us to also act on these principles.”

Citigroup and NatWest Markets assisted with the execution of the transaction. White & Case acted as legal counsel.

This press release may contain forward-looking statements based on current assumptions and forecasts made by E.ON Group Management and other information currently available to E.ON. Various known and unknown risks, uncertainties, and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. E.ON SE does not intend, and does not assume any liability whatsoever, to update these forward-looking statements or to align them to future events or developments.

Important information:

The notes and any new securities resulting from the liability management exercise (the “Consent Solicitations”) have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

Exhibit 1.16

E.ON SE
Brüsseler Platz 1 45131 Essen Germany www.eon.com
For information please contact:
Dr.Christian Drepper
T+49 151 163 10 889
christian.drepper@eon.com
November 25, 2020
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The Consent Solicitations are made with regard to the notes of innogy Finance B.V., a private company with limited liability (besloten vennotschap) incorporated under Dutch law (the “Existing Issuer”), guaranteed by innogy SE, a European Company (Societas Europaea) organized in the Federal Republic of Germany under German and European laws (the “Existing Issuer”) and are subject to German disclosure and procedural requirements that are different from those of the United States. Any financial information included in this press release has been prepared in accordance with applicable accounting standards in Germany that may not be comparable to the financial statements of United States companies. The Consent Solicitations will be made in the United States in reliance on exemptions from Section 14(e) of the U.S. Securities Exchange Act of 1934, as amended. As a result, the Consent Solicitations will be made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to the timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law. It may be difficult for noteholders to enforce their rights and any claim noteholders may have arising under the federal securities laws, since E.ON International Finance B.V. (the “Substitute Issuer”) and E.ON SE (the “New Guarantor”) are located in non-U.S. jurisdictions, and some or all of their officers and directors may be residents of non-U.S. jurisdictions. Noteholders may not be able to sue the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor and their respective affiliates to subject themselves to a U.S. court’s judgment.

Noteholders should be aware that the Substitute Issuer may purchase the notes otherwise than under the Consent Solicitations, such as in open market or privately negotiated purchases.